Exhibit 10-39

January 29, 2010

Mr. Gary R. Leidich
4672 Barnsleigh Drive
Fairlawn, OH 44333

Dear Gary:

Based on our discussions and the terms of the employment agreement (“Agreement”) dated February 26, 2008, please accept this as a request to extend your employment under the Agreement for an additional year, until June 30, 2011. This extension is based on the terms of the original Agreement. The term of this Agreement shall be from the date so agreed; unless either terminated early by either party for any reason upon written notice given 60 days in advance, or mutually extended in writing.

Sincerely,

Anthony J. Alexander
President & Chief Executive Officer

So Agreed:

Date: